AGREEMENT

This AGREEMENT (the "Agreement") dated as of December 31, 2005 at 11:59 PM (the “Effective Time”), is made between Trend Trader, LLC (“Trend Trader”), a Delaware limited liability company, and Seleznov Capital Advisors, LLC (“Seleznov”), a Delaware limited liability company and wholly owned subsidiary of Trend Trader, LLC.

WITNESSETH

WHEREAS, Trend Trader wishes to transfer substantially all assets and liabilities relating to its investment advisory business, including with particularity, the investment advisory arrangements with the Equipointe Funds, for and on behalf of the Equipointe Action Fund (presently not being publicly offered) and the Equipointe Growth and Income Fund (collectively, the “Funds”), to Seleznov, and Seleznov wishes to receive such assets and liabilities from Trend Trader upon the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, and intending to be legally bound, the parties hereby agree as follows:

ASSIGNMENT OF ASSETS

1.         Assignment of Assets.  Subject to the provisions of this Agreement, Trend Trader agrees to contribute and Seleznov agrees to receive all of the properties and assets of Trend Trader related to Trend Trader's investment advisory business, whether tangible and intangible, real, personal or mixed, and wherever located, including without limitation all cash, accounts receivable, inventory, equipment, intellectual property rights, computer programs; Trend Trader’s good will related to its investment advisory business; and any and all rights to recoup expenses previously paid, for any reason, on behalf of or to the Funds by Trend Trader in its role as adviser; provided, however, that there shall be excluded from such contribution and assignment, Trend Trader's stock record books, corporate record books containing minutes of meetings of directors and stockholders, and such other records as have to do exclusively with Trend Trader’s operation of the advisory business before assignment.  The assets, property and business of Trend Trader to be contributed and assigned to Seleznov under this Agreement are hereinafter sometimes collectively referred to as the "Contributed Assets."

2.         Assumption of Liabilities.  Upon the contribution and assignment of the Contributed Assets, Seleznov shall assume and agree to pay or discharge when due all the liabilities and obligations of Trend Trader related or attributable to Trend Trader's investment advisory business (hereinafter, the "Assumed Liabilities").  In particular, Seleznov assumes any and all of Trend Trader’s liability to pay, by waiver of advisory fee or reimbursement of operating expenses, any part of the Funds’ operating expenses.  Seleznov shall not assume or be liable for (a) any obligation or liability of Trend Trader, of any kind or nature, known, unknown, contingent or otherwise, related or attributable to Trend Trader's broker-dealer business, or (b) any liability or obligation owing to Trend Trader's stockholders.

3.         Transfer of Contributed Assets.  At the Effective Time, Trend Trader shall deliver or cause to be delivered to Seleznov good and sufficient instruments of transfer transferring to Seleznov title to all of the Contributed Assets and shall effectively vest in Seleznov good title to all of the Contributed Assets free and clear of all liens, restrictions and encumbrances, except as otherwise set forth herein.

4.         Delivery of Records and Contracts.  At the Effective Time, Trend Trader shall deliver or cause to be delivered to Seleznov all written leases, contracts, commitments and rights evidencing Contributed Assets and Assumed Liabilities, with such assignments thereof and consents to assignments as are necessary to assure Seleznov of the full benefit of the same.  Trend Trader shall also deliver to Seleznov at the Effective Time, all of Trend Trader's business records, tax returns, books and other data relating to its assets, business and operations (except corporate records and other property of Trend Trader as excluded above) and Trend Trader shall take all requisite steps to put Seleznov (or its designee) in actual possession and operating control of such investment advisory assets and business of Trend Trader.

MISCELLANEOUS

5.         Entire Agreement.  This Agreement (including any Schedules) and all other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the matter hereof and the Contributed Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

6.         Governing Law; Applicability of the Investment Company Act of 1940.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles. It is intended that this assignment not trigger an “assignment” subject to the automatic termination on assignment prohibitions of Section 15 (a)(4) of the Investment Company Act of 1940, as amended, because this assignment does not result in a change of actual control or management of the investment adviser, by virtue of Rule 2a-6 under the Investment Company Act of 1940, as amended.

7.         Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.  This Agreement is not assignable except by operation of law, except with the written consent of the parties.

8.         Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9.         Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.       Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

Trend Trader, LLC

By:       __________________

Title:    __________________

Date Signed:______________

Seleznov Capital Advisors, LLC

By:       __________________

Title:    __________________

Date Signed:______________

Acknowledgement:

The Board of Trustees of the Equipointe Funds, by and on behalf of the Equipointe Growth and Income Fund and the Equipointe Action Fund (presently not being publicly offered), acknowledged and approved this transaction by resolution, including the unanimous approval of the independent trustees, at an in-person meeting held on December 28, 2005.

________________________________________

William Faust, Chairman of the Board of Trustees

Date signed:______________________________